MAIDENFORM BRANDS, INC. ANNOUNCES APPOINTMENT OF MAURICE S. REZNIK AS CHIEF EXECUTIVE OFFICER

Thomas J. Ward to Become Chairman of the Board After Accomplished Career as CEO of Maidenform

Iselin, New Jersey, July 9, 2008—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today announced that the Company’s Board of Directors has appointed Maurice S. Reznik, currently Maidenform’s President, to succeed Thomas J. Ward as Chief Executive Officer effective July 28, 2008. Mr. Reznik, 54, has also been named to Maidenform’s Board of Directors.

Mr. Ward, 61, will become the Company’s Chairman of the Board of Directors from his previous role as Vice Chairman effective July 28, 2008 through Mr. Ward’s planned retirement in January 2009. Mr. Ward has served as the Company’s CEO since July 2001 and was Chairman of the Board of Directors from May 2004 until April 2005. Maidenform’s current Chairman of the Board, David B. Kaplan, Senior Partner at Ares Management LLC, will continue serving on the Company’s Board of Directors.

“It gives me great pride that the implementation of our succession plan provides strong continuity for our Company as we focus on driving our brands to become global category leaders in each targeted opportunity that we pursue,” said Mr. Ward. “Maurice has been an invaluable partner since I came to the Company in 2001. Since joining Maidenform as President in April 1998, Maurice has been instrumental in leading our channel diversification strategy which included creating a mass merchant channel business that approached $100 million in annual net sales in 2007. His relentless and focused effort to extend our distribution channel to the high-end department store arena resulted in our ability to acquire the exclusive license for Donna Karan and DKNY women’s intimate apparel, which we previously announced on May 6, 2008. Other achievements include working with our team to expand our leadership presence in the growing shapewear category and continuously identifying cost effective methods for us to be innovative leaders in the marketplace. With that, I truly believe Maurice and the Maidenform team will take the Company to new levels of success.”

“I want to thank the Board for this opportunity,” noted Mr. Reznik. “Tom’s leadership at Maidenform has created a clear long-term growth path for the Company that we strive to maximize. His accomplished career at Maidenform included helping us achieve from year-end 2001 through 2007 compounded net sales growth of 10.3%, consolidated gross margin expansion of 1,190 basis points as we moved to 100% sourcing and de-leveraging our balance sheet to a debt-to-EBITDA ratio of 1.3 to 1. As we look forward, our team continues to shape our future and position our Company for long-term success that we believe will build and drive value.”

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During its 85-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Control ItTM, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates® and Self Expressions®. Maidenform products are currently distributed in approximately 60 countries and territories outside the United States.

Maidenform Contact
Felise Glantz Kissell
Vice President
Investor Relations & Corporate Development
(732) 621-2363 or fkissell@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s leverage could adversely affect its financial condition; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; the sufficiency of cash to fund operations and capital expenditures; and the influence of adverse changes in general economic conditions.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

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